Exhibit 99.1

For further information contact:

John W. Bordelon, President and CEO

(337) 237-1960

Release Date:	January 29, 2013
For Immediate Release

HOME BANCORP ANNOUNCES 2012 FOURTH QUARTER AND ANNUAL RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $2.3 million for the fourth quarter of 2012, a decrease of $728,000, or 24%, compared to the third quarter of 2012 and an increase of $190,000, or 9%, compared to the fourth quarter of 2011. Diluted earnings per share were $0.33 for the fourth quarter of 2012, a decrease of $0.09, or 21%, compared to the third quarter of 2012 and an increase of $0.03, or 10%, compared to the fourth quarter of 2011.

Net income for the year ended December 31, 2012 was $9.2 million, an increase of $4.1 million, or 79%, compared to 2011. Diluted earnings per share for 2012 were $1.28, an increase of 80% compared to $0.71 in 2011. Excluding merger-related expenses of $2.1 million (pre-tax) incurred in 2011 due to the acquisition of GS Financial Corp. (“GSFC”), net income increased $2.7 million, or 42%, compared to 2011. Excluding merger-related expenses, diluted earnings per share increased $0.38, or 42%, compared 2011.

“In our first year without an acquisition since 2009, we focused our attention on enhancing our customers’ experience and improving internal processes” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “We’re pleased with the progress we made in 2012, and expect to build on our momentum in 2013.”

“Although we continue to face the challenges posed by the national economy, as well as other industry-wide factors which are not fully within our control, we greet 2013 with optimism,” added Mr. Bordelon, “largely because, through their experience and hard work, the people and businesses of South Louisiana continue to press forward.”

Loans and Credit Quality

Loans totaled $673.1 million at December 31, 2012, an increase of $2.5 million, or 0.4%, from September 30, 2012, and an increase of $6.8 million, or 1%, from December 31, 2011. During the fourth quarter, increases in construction and land (up $12.2 million), one-to four-family first mortgage (up $3.1 million), commercial and industrial (up $1.5 million), and consumer (up $1.0 million) loan portfolios were largely offset by maturities and paydowns in the commercial real estate loan portfolio (down $15.9 million).

The following table sets forth the composition of the Company’s loan portfolio (including loans covered by loss sharing agreements) as of the dates indicated.

	December 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2012	2011	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$177,816	$182,817	$(5,001)	(3)%
Home equity loans and lines	40,425	43,665	(3,240)	(7)
Commercial real estate	252,805	226,999	25,806	11
Construction and land	75,529	78,994	(3,465)	(4)
Multi-family residential	19,659	20,125	(466)	(2)

Total real estate loans	566,234	552,600	13,634	2

Other loans:
Commercial and industrial	72,253	82,980	(10,727)	(13)
Consumer	34,641	30,791	3,850	13

Total other loans	106,894	113,771	(6,877)	(6)

Total loans	$673,128	$666,371	$6,757	1%

Nonperforming assets (“NPAs”), which includes $12.3 million in assets covered under loss sharing agreements with the FDIC (“Covered Assets”) and $11.2 million acquired from GSFC, totaled $28.4 million at December 31, 2012, a decrease of $1.8 million compared to September 30, 2012 and a decrease of $2.0 million compared to December 31, 2011. The ratio of total NPAs to total assets was 2.95% at December 31, 2012, compared to 3.10% at September 30, 2012 and 3.16% at December 31, 2011. Excluding acquired assets, the ratio of NPAs was 0.62% at December 31, 2012, compared to 0.86% at September 30, 2012 and 0.54% at December 31, 2011.

The Company recorded net loan charge-offs of $70,000 during the fourth quarter of 2012, compared to net loan charge-offs of $464,000 in the third quarter of 2012 and net loan recoveries of $7,000 in the fourth quarter of 2011, respectively. The Company’s provision for loan losses for the fourth quarter of 2012 was $483,000, compared to $56,000 for the third quarter of 2012 and $568,000 for the fourth quarter of 2011. The provision for loan losses in the fourth quarter of 2012 relates primarily to modest downgrades of certain loans in the Company’s organic loan portfolio and decreased cash flow expectations in the acquired GSFC one- to four-family first mortgage portfolio.

The ratio of allowance for loan losses to total loans was 0.79% at December 31, 2012, compared to 0.73% and 0.77% at September 30, 2012 and December 31, 2011, respectively. Excluding acquired loans, the ratio of the allowance for loan losses to total loans was 1.01% at December 31, 2012, compared to 1.01% at September 30, 2012 and 1.14% at December 31, 2011.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $158.9 million at December 31, 2012, an increase of $3.9 million, or 3%, from September 30, 2012, and an increase of $199,000, or 0.1%, from December 31, 2011. At December 31, 2012, the Company had a net unrealized gain position on its investment securities portfolio of $5.0 million, compared to net unrealized gains of $5.2 million and $2.6 million at September 30, 2012 and December 31, 2011, respectively. At December 31, 2012, the investment securities portfolio had a modified duration of 3.7 years.

Deposits

At December 31, 2012, core deposits (i.e., checking, savings and money market accounts) decreased $2.7 million, or 1%, from September 30, 2012, and increased $72.5 million, or 16.3%, from December 31, 2011. Total deposits were $771.4 million at December 31, 2012, a decrease of $13.5 million, or 2%, from September 30, 2012, and an increase of $40.7 million, or 6%, from December 31, 2011.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	December 31,	December 31,	Increase / (Decrease)
(dollars in thousands)	2012	2011	Amount	Percent
Demand deposit	$152,462	$127,828	$24,634	19%
Savings	51,515	43,671	7,844	18
Money market	191,191	180,790	10,401	6
NOW	123,294	93,679	29,615	32
Certificates of deposit	252,967	284,766	(31,799)	(11)

Total deposits	$771,429	$730,734	$40,695	6%

Share Repurchases

The Company purchased 75,533 shares of its common stock during the fourth quarter of 2012 at an average price per share of $17.93 under the share repurchase plan announced in July 2012. The Company may repurchase up to 383,598 shares, or approximately 5%, of the Company’s outstanding common stock under the July 2012 plan. As of January 23, 2013, the Company has purchased 239,662 shares under the plan at an average price per share of $17.37; hence, an additional 143,936 shares remain eligible for purchase under the plan. The tangible book value per share of the Company’s common stock was $18.73 at December 31, 2012.

Net Interest Income

Net interest income for the fourth quarter of 2012 totaled $10.4 million, a decrease of $544,000, or 5%, compared to the third quarter of 2012, and an increase of $390,000, or 4%, compared to the fourth quarter of 2011. The decline in net interest income in the fourth quarter of 2012 compared to the third quarter of 2012 was due largely to a decline in loan interest income. The decrease in loan interest income resulted primarily from lower levels of interest accretion in the acquired loan portfolios, less loan fee accretion and lower average loan balances.

The Company’s net interest margin was 4.73% for the fourth quarter of 2012, 21 basis points lower than the third quarter of 2012 and 11 basis points higher than the fourth quarter of 2011. The decrease in the net interest margin compared to the third quarter of 2012 related primarily to lower loan yields as described above. The increase in net interest margin compared to the fourth quarter of 2011 related primarily to lower costs on interest bearing liabilities.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	December 31, 2012		September 30, 2012		December 31, 2011
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable	$673,428	6.28%	$678,936	6.55%	$662,429	6.21%
Investment securities	149,294	1.95	149,472	2.06	162,367	2.18
Other interest-earning assets	41,057	0.43	41,373	0.40	26,026	0.56

Total interest-earning assets	863,779	5.25	869,781	5.49	850,822	5.27

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	361,862	0.33	355,107	0.34	314,694	0.46
Certificates of deposit	257,750	1.04	269,840	1.08	284,169	1.16

Total interest-bearing deposits	619,612	0.63	624,947	0.66	598,863	0.79
FHLB advances	40,796	1.58	48,175	1.39	103,011	0.75

Total interest-bearing liabilities	$660,408	0.68	$673,122	0.71	$701,874	0.79

Net interest spread		4.57%		4.78%		4.48%

Net interest margin		4.73%		4.94%		4.62%

Noninterest Income

Noninterest income for the fourth quarter of 2012 totaled $1.8 million, a decrease of $321,000, or 15%, compared to the third quarter of 2012 and a decrease of $93,000, or 5%, compared to the fourth quarter of 2011. The decrease in noninterest income in the fourth quarter of 2012 compared to the third quarter of 2012 resulted primarily from the absence of gains on sale of securities of $163,000 recorded during the third quarter and decreases in gains on the sale of mortgage loans, service fees and charges and bank card fees.

The decrease in noninterest income in the fourth quarter of 2012 compared to the fourth quarter of 2011 resulted primarily from decreases in discount accretion on FDIC loss sharing receivable, service fees and charges and bank card fees offset by higher gains on the sale of mortgage loans.

Noninterest Expense

Noninterest expense for the fourth quarter of 2012 totaled $8.2 million, a decrease of $176,000, or 2%, compared to the third quarter of 2012 and an increase of $131,000, or 2%, compared to the fourth quarter of 2011. The decrease in noninterest expense in the fourth quarter of 2012 compared to the third quarter of 2012 resulted primarily from lower than anticipated Louisiana shares tax payments (down $349,000), which was partially offset by higher data processing and communication (up $73,000), compensation and benefits (up $71,000), and foreclosed asset expenses (up $44,000).

Non-GAAP Reconciliation

	For the Years Ended
(dollars in thousands)	December 31, 2012	December 31, 2011

Reported noninterest expense	$32,454	$30,783
Less: Merger-related expenses	—	(2,051)

Non-GAAP noninterest expense	$32,454	$28,732

Reported net income	$9,190	$5,120
Add: Merger-related expenses (after tax)	—	1,354

Non-GAAP net income	$9,190	$6,474

Diluted EPS	$1.28	$0.72
Less: Merger-related expenses	—	0.18

Non-GAAP EPS	$1.28	$0.90

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company’s management uses this non-GAAP financial information in its analysis of the Company’s performance. In this news release, information is included which excludes acquired loans and the impact of merger-related expenses. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company’s financial position and core operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2012	December 31, 2011	% Change	September 30, 2012
Assets
Cash and cash equivalents	$39,539,366	$31,769,438	24%	$52,307,703
Interest-bearing deposits in banks	3,529,000	5,583,000	(37)	4,019,000
Investment securities available for sale, at fair value	157,255,828	155,259,978	1	153,006,535
Investment securities held to maturity	1,665,184	3,461,717	(52)	2,049,718
Mortgage loans held for sale	5,627,104	1,672,597	236	5,572,587
Loans covered by loss sharing agreements	45,764,397	61,070,360	(25)	49,500,917
Noncovered loans, net of unearned income	627,363,937	605,301,127	4	621,157,286

Total loans	673,128,334	666,371,487	1	670,658,203
Allowance for loan losses	(5,319,235)	(5,104,363)	4	(4,906,292)

Total loans, net of allowance for loan losses	667,809,099	661,267,124	1	665,751,911

FDIC loss sharing receivable	15,545,893	24,222,190	(36)	16,813,909
Office properties and equipment, net	30,777,184	31,763,692	(3)	30,910,746
Cash surrender value of bank-owned life insurance	17,286,434	16,771,174	3	17,157,946
Accrued interest receivable and other assets	23,891,172	32,018,228	(25)	26,720,243

Total Assets	$962,926,264	$963,789,138	—	$974,310,298

Liabilities
Deposits	$771,429,335	$730,733,755	6%	$784,941,867
Federal Home Loan Bank advances	46,256,805	93,622,954	(51)	43,440,343
Accrued interest payable and other liabilities	3,666,264	5,147,595	(29)	5,717,129

Total Liabilities	821,352,404	829,504,304	(1)	834,099,339

Shareholders’ Equity
Common stock	89,506	89,335	—%	89,483
Additional paid-in capital	90,986,820	89,741,406	1	90,513,760
Treasury stock	(21,719,954)	(15,892,315)	37	(20,365,995)
Common stock acquired by benefit plans	(7,455,669)	(8,625,513)	(14)	(7,544,939)
Retained earnings	76,435,222	67,245,350	14	74,110,812
Accumulated other comprehensive income	3,237,935	1,726,571	88	3,407,838

Total Shareholders’ Equity	141,573,860	134,284,834	5	140,210,959

Total Liabilities and Shareholders’ Equity	$962,926,264	$963,789,138	—	$974,310,298

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended December 31,		%	For The Years Ended December 31,		%
	2012	2011	Change	2012	2011	Change
Interest Income
Loans, including fees	$10,734,365	$10,450,022	3%	$42,797,878	$34,604,712	24%
Investment securities	728,597	883,979	(18)	3,169,429	3,686,134	(14)
Other investments and deposits	43,951	36,803	19	154,820	144,346	7

Total interest income	11,506,913	11,370,804	1	46,122,127	38,435,192	20

Interest Expense
Deposits	974,361	1,194,653	(18)%	4,227,495	4,626,198	(9)%
Federal Home Loan Bank advances	160,787	194,407	(17)	686,374	590,972	16

Total interest expense	1,135,148	1,389,060	(18)	4,913,869	5,217,170	(6)

Net interest income	10,371,765	9,981,744	4	41,208,258	33,218,022	24
Provision for loan losses	483,251	567,968	(15)	2,411,214	1,460,427	65

Net interest income after provision for loan losses	9,888,514	9,413,776	5	38,797,044	31,757,595	22

Noninterest Income
Service fees and charges	495,372	538,368	(8)%	2,184,246	2,160,706	1%
Bank card fees	399,282	443,407	(10)	1,795,960	1,737,554	3
Gain on sale of loans, net	567,804	520,493	9	1,963,365	910,165	116
Income from bank-owned life insurance	128,487	142,561	(10)	515,260	578,529	(11)
Gain (loss) on the sale of securities, net	—	(4,706)	100	221,781	(170,788)	230
Discount accretion of FDIC loss sharing receivable	119,087	187,799	(37)	580,980	851,080	(32)
Settlement of litigation	—	—	—	—	525,000	—
Other income	55,418	30,461	82	190,291	188,749	1

Total noninterest income	1,765,450	1,858,383	(5)	7,451,883	6,780,995	10

Noninterest Expense
Compensation and benefits	5,118,250	4,692,503	9%	19,687,444	17,821,501	10%
Occupancy	689,774	799,493	(14)	2,809,039	2,633,558	7
Marketing and advertising	205,051	312,733	(34)	743,814	980,557	(24)
Data processing and communication	767,345	713,701	8	2,801,124	3,141,776	(11)
Professional fees	189,175	203,524	(7)	890,205	1,378,504	(35)
Forms, printing and supplies	100,006	139,997	(29)	477,924	542,079	(12)
Franchise and shares tax	(43,458)	93,783	(146)	613,733	675,801	(9)
Regulatory fees	224,673	169,375	33	854,041	857,990	—
Foreclosed assets, net	292,584	242,590	21	1,051,397	471,637	123
Other expenses	669,918	715,087	(6)	2,525,404	2,279,995	11

Total noninterest expense	8,213,318	8,082,786	2	32,454,125	30,783,398	5

Income before income tax expense	3,440,646	3,189,373	8	13,794,802	7,755,192	78
Income tax expense	1,116,236	1,055,122	6	4,604,930	2,635,411	75

Net income	$2,324,410	$2,134,251	9	$9,189,872	$5,119,781	79

Earnings per share - basic	$0.34	$0.31	10%	$1.33	$0.72	85%

Earnings per share - diluted	$0.33	$0.30	10	$1.28	$0.71	80

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended December 31,		%	For The Three Months Ended	%
	2012	2011	Change	September 30, 2012	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$11,507	$11,371	1%	$12,120	(5)%
Total interest expense	1,135	1,389	(18)	1,204	(6)

Net interest income	10,372	9,982	4	10,916	(5)

Provision for loan losses	483	568	(15)	56	763
Total noninterest income	1,765	1,858	(5)	2,087	(15)
Total noninterest expense	8,213	8,083	2	8,389	(2)
Income tax expense	1,116	1,055	6	1,506	(26)

Net income	$2,325	$2,134	9	$3,052	(24)

AVERAGE BALANCE SHEET DATA
Total assets	$969,182	$965,357	—%	$974,761	(1)%
Total interest-earning assets	863,780	850,822	2	869,781	(1)
Totals loans	673,428	662,429	2	678,936	(1)
Total interest-bearing deposits	619,612	598,863	3	624,947	(1)
Total interest-bearing liabilities	660,408	701,874	(6)	673,122	(2)
Total deposits	783,522	724,717	8	783,542	—
Total shareholders’ equity	141,457	133,899	6	140,548	1

SELECTED RATIOS (1)
Return on average assets	0.96%	0.88%	9%	1.25%	(23)%
Return on average equity	6.57	6.38	3	8.69	(24)
Efficiency ratio (2)	67.67	68.27	(1)	64.52	5
Average equity to average assets	14.60	13.87	5	14.42	1
Tier 1 leverage capital ratio (3)	13.67	12.53	9	13.23	3
Total risk-based capital ratio (3)	21.83	21.13	3	21.39	2
Net interest margin (4)	4.73	4.62	2	4.94	(4)

PER SHARE DATA
Basic earnings per share	$0.34	$0.31	10%	$0.44	(23)%
Diluted earnings per share	0.33	0.30	10	0.42	(21)
Book value at period end	19.03	17.30	10	18.66	2
Tangible book value at period end	18.73	16.96	10	18.35	2

PER SHARE DATA
Shares outstanding at period end	7,439,127	7,759,954	(4)%	7,512,360	(1)%
Weighted average shares outstanding
Basic	6,778,450	6,882,206	(2)%	6,950,785	(2)%
Diluted	7,094,725	7,033,984	1	7,212,323	(2)

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY CREDIT QUALITY INFORMATION

	December 31, 2012			September 30, 2012			December 31, 2011
	Covered	Noncovered	Total	Covered	Noncovered	Total	Covered	Noncovered	Total
(dollars in thousands)
CREDIT QUALITY (1) (2)
Nonaccrual loans	$9,579	$12,368	$21,947	$9,106	$12,608	$21,714	$10,460	$11,007	$21,467
Accruing loans past due 90 days and over	—	—	—	—	—	—	—	—	—

Total nonperforming loans	9,579	12,368	21,947	9,106	12,608	21,714	10,460	11,007	21,467
Foreclosed assets	2,683	3,771	6,454	3,143	5,300	8,443	6,096	2,868	8,964

Total nonperforming assets	12,262	16,139	28,401	12,249	17,908	30,157	16,556	13,875	30,431
Performing troubled debt restructurings	306	808	1,114	675	816	1,491	26	572	598

Total nonperforming assets and troubled debt restructurings	$12,568	$16,947	$29,515	$12,924	$18,724	$31,648	$16,582	$14,447	$31,029

Nonperforming assets to total assets			2.95%			3.10%			3.16%
Nonperforming loans to total assets			2.28			2.23			2.23
Nonperforming loans to total loans			3.26			3.24			3.22
Allowance for loan losses to nonperforming assets			18.73			16.27			16.77
Allowance for loan losses to nonperforming loans			24.24			22.60			23.78
Allowance for loan losses to total loans			0.79			0.73			0.77

Year-to-date loan charge-offs			$2,325			$2,151			$334
Year-to-date loan recoveries			129			25			58

Year-to-date net loan charge-offs			$2,196			$2,126			$276

Annualized YTD net loan charge-offs to total loans			0.33%			0.42%			0.04%

(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Asset quality information includes assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are referred to as “Covered” assets. All other assets are referred to as “Noncovered”.